EXHIBIT 99.1

Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Reports 2012 Full Year and Fourth Quarter Results
-Sales Increase 14.4%; $2.1 Million Net Income Highest Since 2009

WEST MELBOURNE, Florida -- March 5, 2013 -- RELM Wireless Corporation (NYSE MKT: RWC) today announced its financial and operating results for the quarter and year ended December 31, 2012.

For the year ended December 31, 2012, sales totaled approximately $27.6 million, compared with approximately $24.1 million for 2011.  Pretax income for the year ended December 31, 2012 increased to $2.9 million, compared with a pretax loss of $766,000 for 2011.  Net income for the year ended December 31, 2012 increased to $2.1 million, or $0.15 per diluted share, compared with a net loss of $493,000, or ($0.04) per share, last year, a year-over-year improvement of $0.19 per share.

Gross profit margin for 2012 improved to 47.4% of sales, versus 42.0% of sales in the previous year.  Selling, general and administrative expenses declined to approximately $10.2 million (36.9% of sales) in 2012, compared with approximately $10.8 million (44.7% of sales) in 2011.

For the fourth quarter ended December 31, 2012, sales were approximately $5.8 million, compared with approximately $5.7 million for the fourth quarter 2011.  Pretax income for the fourth quarter was approximately $156,000 compared with a pretax loss of approximately $162,000 for the same quarter last year.  Net income for the quarter ended December 31, 2012 was approximately $336,000, or $0.02 per diluted share, compared with net income of $136,000 or ($0.01) per diluted share for the same quarter last year.

Gross profit margin for the fourth quarter 2012 was 47.3% of sales, compared with 41.2% of sales for the fourth quarter 2011.  Selling, general and administrative expenses totaled approximately $2.6 million (44.6% of sales) for the fourth quarter 2012, compared with approximately $2.5 million (43.7% of sales) for the fourth quarter 2011.

The Company had approximately $23.6 million in working capital as of December 31, 2012, of which $8.6 million was comprised of cash and trade receivables.  This compares with working capital of $19.5 million as of December 31, 2011, of which $6.8 million was comprised of cash and trade receivables.  As of December 31, 2012 the Company had no borrowings outstanding under its revolving credit facility.

RELM President and Chief Executive Officer David Storey commented, “We were pleased with the improvement in our 2012 financial and operating results compared with the previous two years.  We earned operating income totaling $2.9 million, or 10.5% of sales and closed the year with three consecutive profitable quarters.  Sales showed improvement, increasing by $3.5 million, or 14.4%, from the prior year.  The sales growth was fueled by our P25 digital products, both KNG and legacy models.  Significantly, the growth was broad-based, including new state and local government customers as well as international customers.  These sales gains were made possible by the diversity of our KNG product line that has increased our addressable market through all the primary frequencies and P25 trunking.  Increased sales volumes, a strong mix of digital products and manufacturing refinements enabled us to realize increased gross profit margins relative to the past two years.  Meanwhile, we continued to effectively manage our operating costs as selling, general and administrative expenses declined by 5.7%.”

Mr. Storey continued, “For 2013 our top priority and focus remains sales growth and building upon the momentum established in 2012.  We have established a foot-hold and forged a positive reputation with some new customers.  Now we must capitalize on those successes to increase market share.  I believe with our people and products, we can achieve our goals.”

Conference Call and Webcast

The Company will host a conference call and webcast for investors at 9:00 a.m. Eastern Time, Wednesday, March 6, 2013.  Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international/local participants dial 412-317-6789) and asking to be connected to the “RELM Wireless Corporation Conference Call” a few minutes before 9:00 a.m. Eastern Time on March 6, 2013.  The call will also be webcast at http://www.relm.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet webcast.  An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.relm.com.

A replay of the conference call will be available one hour after the completion of the call until March 15, 2013, by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10024413.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security.  The shift toward interoperability gained momentum as a result of significant communications failures in critical emergency situations.  RELM was one of the first manufacturers to develop P25-compliant technology.

About RELM Wireless Corporation

As an American Manufacturer for more than 65 years, RELM Wireless Corporation has produced high-specification two-way communications equipment of unsurpassed reliability and value for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications.  Advances include a broad new line of leading digital two-way radios compliant with APCO Project 25 specifications.  RELM’s products are manufactured and distributed worldwide under BK Radio and RELM brand names. The Company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at www.relm.com or directly at 1-800-821-2900.  The Company’s common stock trades on the NYSE MKT market under the symbol “RWC”.

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: changes or advances in technology; the success of our LMR product line; competition in the land mobile radio industry; general economic and business conditions, including federal, state and local government budget deficits and spending limitations; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; heavy reliance on sales to agencies of the U.S. government; our ability to utilize deferred tax assets; retention of executive officers and key personnel; our ability to manage our growth; government regulation; business with manufacturers located in other countries; our inventory and debt levels; protection of our intellectual property rights; acts of war or terrorism; and any infringement claims. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in the Company’s subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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(Financial Tables To Follow)

RELM WIRELESS CORPORATION
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	(Unaudited)
	12/31/2012	12/31/2011	12/31/2012	12/31/2011

Sales, net	$5,768	$5,743	$27,576	$24,104

Expenses:
Cost of products	3,038	3,377	14,511	13,972
Selling, general and administrative expenses	2,575	2,512	10,172	10,785
Total expenses	5,613	5,889	24,683	24,757

Operating Income (loss)	155	(146)	2,893	(653)

Other expense:
Net interest (expense)	0	(17)	(3)	(106)
Other income (expense)	1	1	(9)	(7)

Income (loss) before income taxes	156	(162)	2,881	(766)

Income tax benefit (expense)	180	298	(816)	273

Net income (loss)	$336	$136	$2,065	$(493)

Net earnings (loss) per share - basic	$0.02	$0.01	$0.15	$(0.04)
Net earnings (loss) per share - diluted	$0.02	$0.01	$0.15	$(0.04)

Weighted average common shares outstanding, basic	13,545	13,519	13,542	13,514
Weighted average common shares outstanding, diluted	13,548	13,520	13,544	13,514

RELM WIRELESS CORPORATION
Condensed Consolidated Balance Sheets
(In Thousands, Except Share Data)

	December 31,	December 31,
	2012	2011

ASSETS
Current assets:
Cash & cash equivalents	$6,581	$2,693
Trade accounts receivable, net	2,062	4,155
Inventories, net	13,345	12,148
Deferred tax assets, net	4,429	3,458
Prepaid expenses & other current assets	915	526
Total current assets	27,332	22,980

Property, plant and equipment, net	1,113	1,158
Deferred tax assets, net	2,978	4,712
Capitalized software, net	2,207	2,778
Other assets	330	219

Total assets	$33,960	$31,847

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,132	$1,756
Accrued compensation and related taxes	1,485	807
Accrued warranty expense	267	247
Deferred revenue	627	385
Note payable	18	-
Accrued other expenses and other current liabilities	166	318
Total current liabilities	3,695	3,513

Deferred revenue	81	265
Long-term debt	-	-

Total liabilities	3,776	3,778

Commitments and contingencies

Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized
shares, none issued or outstanding.	-	-
Common stock; $0.60 par value; 20,000,000 authorized
shares; 13,545,482 and 13,519,323 issued and outstanding shares
at December 31, 2012 and December 31, 2011, respectively.	8,127	8,111
Additional paid-in capital	24,604	24,570
Accumulated deficit	(2,547)	(4,612)
Total stockholders' equity	30,184	28,069

Total liabilities and stockholders' equity	$33,960	$31,847